Exhibit 99.1
Expedia, Inc. Reports First Quarter 2007 Results
BELLEVUE, Wash.—May 8, 2007—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its first quarter ended March 31, 2007.
“From the very difficult prior year, and a first quarter this year reflecting growth, we begin 2007 with renewed confidence in Expedia’s operations and business model,” said Barry Diller, Expedia, Inc.’s Chairman and Senior Executive. “With accelerating transaction growth, a 32% increase in European bookings, 11% revenue growth and the very beginning echoes of resurgence at Expedia.com we are seeing the early results of the reinvestments and reorganizations that made last year so challenging. We can’t yet say what the next quarter or year may bring, but clear progress is being made both under the hood of daily work and structurally, with reduced share counts and a focus on managing for free cash flow over the long term.”
“Recent signings of Frontier Airlines, Omni Hotels, Shangri-La Hotels and Hertz by our Partner Services Group demonstrate Expedia’s ongoing progress in assembling the world’s most compelling marketplace of travel products and services,” said Dara Khosrowshahi, Expedia, Inc.’s CEO and President. “Combined with the first quarter’s 18% OIBA growth and Expedia.com’s Summer Sale featuring 30% discounts on hotels, cars and activities at over 200 destinations, we begin 2007 with renewed energy to address the challenges before us.”
Financial Summary & Operating Metrics (figures in $MM’s, except per share amounts)

	3 Months	3 Months	Y / Y
Metric	Ended 3.31.07	Ended 3.31.06	Growth
Gross bookings	$5,016.0	$4,648.2	8%
Revenue	550.5	493.9	11%
Revenue margin	10.98%	10.63%	35 bps
Gross profit	429.2	374.6	15%
Operating income before amortization * (“OIBA”)	104.4	88.5	18%
Operating income	67.3	26.2	157%
Adjusted net income *	59.3	57.0	4%
Net income	34.8	23.3	49%
Adjusted EPS *	$0.18	$0.15	20%
Diluted EPS	$0.11	$0.06	83%
Free cash flow *	519.7	438.9	18%
*“Operating income before amortization,” “Adjusted net income,” “Adjusted EPS,” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 15-18 herein for an explanation of non-GAAP measures used throughout this release.

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Discussion of Results
Note: Commencing this quarter, we will report selected results on a segment basis: “North America,” “Europe,” and “Other” (comprised of Expedia Corporate Travel (“ECT”), Asia Pacific and unallocated corporate functions and expenses).
Gross Bookings & Revenue
Gross bookings increased 8% for the first quarter of 2007 compared with the first quarter of 2006. North America bookings increased 1%, Europe bookings increased 32% (22% excluding the impact of foreign exchange), and Other bookings increased 23%.
Revenue increased 11% for the first quarter, primarily driven by increased worldwide merchant hotel revenue and advertising revenue (net of intercompany transactions), partially offset by a decline in North America air revenue. North America revenue increased 6%, Europe revenue increased 29% (20% excluding the impact of foreign exchange), and Other revenue increased 28%.
Worldwide merchant hotel revenue increased 17% for the first quarter due to a 13% increase in revenue per room night and a 3% increase in room nights stayed, including rooms delivered as a component of vacation packages. Revenue per room night increased due to a 9% increase in worldwide average daily rates (“ADRs”) and an increase in hotel raw margin compared to first quarter 2006.
Worldwide air revenue decreased 16% for the first quarter due to a 20% decrease in revenue per air ticket, partially offset by a 5% increase in air tickets sold. The decrease in revenue per air ticket reflects decreased compensation from air carriers and global distribution system (“GDS”) providers. Packages revenue decreased 2% compared with the prior year period due to lower North American package volumes and lower worldwide revenue per air ticket.
Worldwide revenue from products and services other than merchant hotel and air (including net advertising, car rentals, destination services and cruises), increased 35% for the first quarter due primarily to increases in net advertising and car rental revenues.
Revenue as a percentage of gross bookings (“revenue margin”) was 10.98% for the first quarter, an increase of 35 basis points. North America revenue margin increased 57 basis points to 11.42%, Europe revenue margin decreased 27 basis points to 10.66%, and Other revenue margin increased 32 basis points to 8.02%. The first quarter increase in worldwide and North America revenue margin was primarily due to higher merchant hotel raw margin as compared to first quarter 2006, and an increased mix of net advertising revenue, partially offset by the decline in revenue per air ticket. Europe revenue margin decreased in part due to a 12% increase in airfares compared with a 1% decrease in North America airfares, as our remuneration generally does not vary with the price of air tickets.
Profitability
Gross profit for the first quarter of 2007 was $429 million, an increase of 15% compared with the first quarter of 2006 primarily due to increased revenue and a 212 basis point increase in gross margin to 77.97%. The gross margin increase was due to cost savings from our Apollo and other cost cutting initiatives, higher merchant hotel raw margin and an increased mix of net advertising revenue, partially offset by a lower margin on our agency air product.
OIBA for the first quarter increased 18% to $104 million, driven in part by higher revenue. In addition, OIBA as a percentage of revenue increased 104 basis points to 18.96%, primarily reflecting a higher gross margin, partially offset by higher growth in technology and content expenses excluding stock-based compensation as a percentage of revenue. Operating income increased 157% to $67 million due to the same factors impacting OIBA, as well as lower amortization expenses related to intangibles, stock-based compensation and non-cash distribution and marketing expense.
Adjusted net income for the first quarter increased $2 million due to increased OIBA, partially offset by greater net interest expense, foreign exchange losses and a higher effective tax rate. Net income increased $11 million due to an increase in operating income, partially offset by a higher effective tax rate, a net decrease in other, net and greater net interest expense. First quarter adjusted EPS and diluted EPS were $0.18 and $0.11, respectively. These measures increased 20% and 83% due to the same factors impacting adjusted net income and net income, as well as lower net share counts from share repurchase activity during 2006 and the first quarter of 2007.

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Cash Flows & Working Capital
For the three months ended March 31, 2007, net cash provided by operating activities was $538 million and free cash flow was $520 million. Both measures include $443 million from changes in operating assets and liabilities, primarily driven by our merchant hotel business. Free cash flow for the first quarter increased $81 million due primarily to an increase in changes in operating assets and liabilities, lower cash taxes and higher OIBA, partially offset by higher interest payments and increased capital expenditures, as compared with the prior year period.
Recent Highlights
     Global Presence
•	Gross bookings from Expedia, Inc.’s international points of sale in Australia, Canada, China, France, Germany, Italy, Japan, the United Kingdom and other countries were $1.47 billion, accounting for 29% of worldwide bookings, up from 25% in the prior year period. International revenue (including TripAdvisor’s international websites beginning 2007), was $159 million or 29% of worldwide revenue, up from 25% in the prior year period.

•	Europe gross bookings exceeded $1 billion for the first time in Expedia’s history, and Hotels.com Europe grew its first quarter gross bookings over 50%, eclipsing the $100 million mark for the first time.

•	Expedia continued to expand its international presence with the launch of its 13th Expedia-branded point of sale, Expedia.es, a full-service site dedicated to serving travelers in Spain, offering a full complement of domestic and international flights, hotels, car rentals and attractions.
     Brand Portfolio
•	Expedia Private Label was selected by Ryanair, Europe’s largest low cost carrier, to be the exclusive hotel booking engine on ryanair.com and ryanairhotels.com in a five-year partnership.

•	Expedia® Corporate Travel added a record number of new client accounts during the quarter, and worldwide quarterly gross bookings exceeded $300 million for the first time.

•	Expedia, Inc. made an investment in and entered into a long-term strategic partnership with CruiseShipCenters International, Inc., broadening Expedia’s® exposure to offline distribution channels and creating an opportunity to provide Expedia’s non-cruise travel options to CruiseShipCenters’ customers.
     Content & Innovation
•	TripAdvisor®, the largest travel community in the world, continued to innovate on behalf of travelers, most recently introducing the capability for travelers and hotels alike to upload video content to the site. TripAdvisor also launched an initiative to distribute content across the web, starting with a new automated RSS tool, making it easier for other online venues, such as hoteliers, to publish TripAdvisor reviews directly on their own websites.

•	Expedia.com launched enhanced traveler opinion functionality, enabling the display of traveler opinion scores within hotel search results and allowing users to sort their hotel search results by traveler opinion score. During the past twelve months, Expedia travelers have created over 225,000 qualified reviews covering more than 14,000 worldwide properties.

•	Hotwire.com™ introduced TripStarter™, a new trip planning tool that is the only online resource offering up to two years of historical air and hotel pricing data to help travelers decide when and where to go on vacation.
     Partner Services Group (“PSG”)
•	Expedia, Inc. announced a new four-year strategic agreement with Frontier Airlines, whose fares, schedules and inventory are being made available through Expedia, Inc.’s portfolio of brands, including Hotwire.com™, which will offer Frontier’s opaque and retail fares, and Expedia® Corporate Travel.

•	Expedia, Inc. signed a new strategic partnership with Shangri-La Hotels and Resorts, a leading luxury hotel group in the Asia Pacific region, whose entire inventory of hotels will be available on all Expedia® points of sale worldwide.

•	Expedia, Inc. renewed its preferred partner relationship with The Hertz Corporation in a multi-year agreement that provides Expedia® customers with the best rates available on Hertz rentals.

•	Expedia began beta testing Expedia QuickConnect™ technology, extending a scaleable, user friendly API to its hotel partners. QuickConnect will enable faster and simpler integration of real-time hotel content, which is expected to be particularly useful to independent hoteliers in smaller European markets.

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2007	2006
Revenue	$550,511	$493,898
Cost of revenue(1)	121,298	119,314

Gross profit	429,213	374,584

Operating expenses:
Selling and marketing(1)	222,268	201,026
General and administrative(1)	76,163	73,361
Technology and content(1)	42,252	35,544
Amortization of intangible assets	21,196	30,171
Amortization of non-cash distribution and marketing	—	8,240

Operating income	67,334	26,242

Other income (expense):
Interest income	7,269	3,601
Interest expense	(11,176)	(1,898)

Other, net	(5,495)	3,657

Total other income (expense), net	(9,402)	5,360

Income before income taxes and minority interest	57,932	31,602
Provision for income taxes	(23,612)	(9,658)
Minority interest in loss of consolidated subsidiaries, net	456	1,391

Net income	$34,776	$23,335

Net earnings per share available to common stockholders:
Basic	$0.11	$0.07
Diluted	0.11	0.06

Shares used in computing earnings per share:
Basic	307,828	345,777
Diluted	323,749	365,168

(1) Includes stock-based compensation as follows:
Cost of revenue	$883	$3,225
Selling and marketing	3,235	5,251
General and administrative	7,669	9,687
Technology and content	4,073	5,724

Total stock-based compensation	$15,860	$23,887

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EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$637,722	$853,274
Restricted cash and cash equivalents	19,582	11,093
Accounts and notes receivable, net of allowance of $5,174 and $4,874	289,926	211,430
Prepaid merchant bookings	89,551	39,772
Deferred income taxes, net	5,201	4,867
Prepaid expenses and other current assets	72,675	62,249

Total current assets	1,114,657	1,182,685
Property and equipment, net	141,871	137,144
Long-term investments and other assets	85,800	59,289
Intangible assets, net	1,024,010	1,028,774
Goodwill	5,892,415	5,861,292

TOTAL ASSETS	$8,258,753	$8,269,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$655,850	$600,192
Accounts payable, other	156,795	120,545
Deferred merchant bookings	946,851	466,474
Deferred revenue	11,602	10,317
Income taxes payable	—	30,902
Other current liabilities	157,614	171,695

Total current liabilities	1,928,712	1,400,125
Long-term debt	500,000	500,000
Deferred income taxes, net	373,232	369,297
Derivative liabilities	26,489	28,991
Other long-term liabilities	70,686	4,725
Minority interest	62,261	61,756

Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000,000
Series A shares issued and outstanding: 846 and 846
Common stock $.001 par value	330	328
Authorized shares: 1,600,000,000
Shares issued: 329,755,710 and 328,066,276
Shares outstanding: 277,278,642 and 305,901,048
Class B common stock $.001 par value	26	26
Authorized shares: 400,000,000
Shares issued and outstanding: 25,599,998 and 25,599,998
Additional paid-in capital	5,929,904	5,903,200
Treasury stock — Common stock, at cost	(987,638)	(321,155)
Shares: 52,477,068 and 22,165,228
Retained earnings	341,116	309,912
Accumulated other comprehensive income	13,635	11,979

Total stockholders’ equity	5,297,373	5,904,290

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,258,753	$8,269,184

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three months ended
	March 31,
	2007	2006
Operating activities:
Net income	$34,776	$23,335
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,388	11,048
Amortization of intangible assets, non-cash distibution and marketing and stock-based compensation	37,056	62,298
Deferred income taxes	4,443	13,324
Unrealized (gain) loss on derivative instruments, net	1,391	(4,300)
Equity in loss of unconsolidated affiliates	1,295	113
Minority interest in loss of consolidated subsidiaries, net	(456)	(1,391)
Foreign exchange (gain) loss on cash and cash equivalents, net	1,879	(1,627)
Other	367	247
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts and notes receivable	(71,588)	(24,753)
Prepaid merchant bookings and prepaid expenses	(58,135)	(46,971)
Accounts payable, other and other current liabilities	35,681	(36,811)
Accounts payable, merchant	55,309	21,294
Deferred merchant bookings	480,365	432,107
Deferred revenue	1,285	4,014

Net cash provided by operating activities	538,056	451,927

Investing activities:
Capital expenditures	(18,332)	(13,038)
Acquisitions, net of cash acquired	(39,851)	(263)
Increase in long-term investments and deposits	(28,507)	(419)

Net cash used in investing activities	(86,690)	(13,720)

Financing activities:
Short-term borrowings, net	—	(230,480)
Changes in restricted cash and cash equivalents	(9,489)	(8,731)
Proceeds from exercise of equity awards	8,272	15,083
Excess tax benefit on equity awards	820	784
Treasury stock activity	(666,483)	(5,576)
Other, net	393	—

Net cash used in financing activities	(666,487)	(228,920)
Effect of exchange rate changes on cash and cash equivalents	(431)	2,327

Net increase (decrease) in cash and cash equivalents	(215,552)	211,614
Cash and cash equivalents at beginning of period	853,274	297,416

Cash and cash equivalents at end of period	$637,722	$509,030

Supplemental cash flow information
Cash paid for interest	$19,241	$2,715
Income tax payments, net	3,151	30,855

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Income Statement Notes
Gross Bookings / Revenue
•	Expedia, Inc. makes travel products and services available on a merchant and agency basis. Merchant transactions typically produce a higher level of net revenue per transaction and are generally recognized when the customer uses the travel product or service. Agency revenues are typically recognized at the time the reservation is booked.

•	Agency bookings accounted for 58% of total gross bookings for the first quarter of 2007 and 2006. The mix of agency and merchant bookings remained constant year-over-year as the increase in European airfares for agency bookings and the decrease in North America merchant air bookings were offset by an increase in our worldwide merchant hotel bookings.
Cost of Revenue
•	Cost of revenue primarily consists of: (1) costs of our data and call centers, including telesales expense; (2) credit card merchant fees; (3) fees paid to fulfillment vendors for processing airline tickets and related customer services; (4) costs paid to suppliers for certain destination inventory; and (5) reserves and related payments to airlines for tickets purchased with fraudulent credit cards.

•	Cost of revenue was 22% of revenue for the first quarter of 2007 and 24% for the prior year period. Excluding stock-based compensation, cost of revenue was 22% of revenue for the first quarter of 2007 and 24% for the prior year period. Cost of revenue excluding stock-based compensation decreased 163 basis points as a percentage of revenue due to cost savings from our Apollo and other productivity initiatives, higher merchant hotel raw margin, and a greater mix of higher gross margin product and services including merchant hotel and net advertising, partially offset by a lower margin on our agency air product.

•	Cost of revenue includes depreciation expense of $3 million for the first quarter of 2007, and $2 million for the comparable 2006 period.
Operating Expenses (non-GAAP)
(Stock-based compensation expense has been excluded from all calculations and discussions below)
•	Operating expenses in millions and as a percentage of revenue for the first quarter of 2007 and 2006 were as follows (some numbers may not add due to rounding):

	Three months			Three months
	ended March 31,			ended March 31,
	2007	2006	Growth	2007	2006	Change
Selling and marketing	$219.0	$195.8	12%	39.8%	39.6%	0.2%
General and administrative	68.5	63.7	8%	12.4%	12.9%	(0.5%)
Technology and content	38.2	29.8	28%	6.9%	6.0%	0.9%

Total Operating Expenses	$325.7	$289.3	13%	59.2%	58.6%	0.6%
•	Operating expenses include depreciation expense of $11 million for the first quarter of 2007 and $9 million for the prior year period.

Selling and Marketing (non-GAAP)
•	Selling and marketing expense primarily relates to direct advertising and distribution expense, including television, radio and print spending, as well as traffic generation costs from internet portals, search engines and our private label and affiliate programs.

•	Approximately 22% of first quarter expense related to indirect costs including personnel such as PSG staff, marketing teams and destination services personnel, compared with 20% for the prior year period.

•	The increase in first quarter selling and marketing expense was primarily due to increased marketing spend in Europe including brand and search engine marketing efforts, as well as higher indirect costs related to our destination services business, TripAdvisor, ECT and PSG.

•	We expect absolute amounts spent on selling and marketing in 2007 to be higher than the prior year. The direction of this line item as a percentage of revenue throughout the year will primarily depend on our ability to drive efficiencies in our various marketing spends as well as the geographic and product mix of our resulting revenue.

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General and Administrative (non-GAAP)
•	General and administrative expense consists primarily of personnel-related costs for support functions that include our executive leadership, finance, legal, tax, technology and human resources functions, and fees for professional services that include legal, tax and accounting.

•	The increase in first quarter general and administrative expense was primarily due to higher legal fees and corporate technology costs, partially offset by a reduction in payroll tax related items.

•	We expect general and administrative expense to increase in absolute dollars but decrease as a percentage of revenue in 2007.
Technology and Content (non-GAAP)
•	Technology and content expense includes product development expenses principally related to payroll and related expenses, hardware and software expenditures and software development cost amortization.

•	The increase in first quarter technology and content expense was due to amortization of capitalized software costs, a significant amount of which was placed into service starting in the fourth quarter of 2006 and the first quarter of 2007, as well as increased personnel costs.

•	Given our historical and ongoing investments in our enterprise data warehouse, re-platforming, geographic expansion, site merchandising, content management, corporate travel, supplier integration and other initiatives, which we expect to continue to put into service throughout 2007 and 2008, we expect technology and content expense to increase in absolute dollars and as a percentage of revenue in both 2007 and 2008.
Stock-Based Compensation Expense
•	Stock-based compensation expense relates primarily to expense for stock options and restricted stock units (“RSUs”). Since February 2003, we have awarded RSUs as our primary form of employee stock-based compensation. Our stock-based awards generally vest over five years.

•	First quarter stock-based compensation expense was $16 million, consisting of $12 million in expense primarily related to RSUs and $4 million in stock option expense.

•	First quarter stock-based compensation decreased $8 million compared to the prior year period primarily due to completed vesting of previous option awards, partially offset by higher expense related to RSUs.

•	Assuming, among other things, no modification of existing awards, significant additional award grants or adjustments to forfeiture estimates, we expect stock-based compensation expense for full-year 2007 will be less than $65 million, and will modestly decrease again in 2008.
Other, Net
•	The $9 million decrease in other, net for the first quarter primarily relates to a $1 million net unrealized loss from our AskJeeves, Inc. (“Ask”) derivative liability (see Balance Sheet Notes) compared with a $4 million unrealized gain in the prior year period. In addition, we had a $3 million foreign exchange loss in the first quarter of 2007, compared with a less than $1 million loss in the prior year period.
Income Taxes
•	During the first quarter we implemented Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”). The implementation of FIN 48 had no material impact on our effective tax rates on either pre-tax GAAP income or adjusted income as compared to prior accounting standards.

•	The effective tax rate on GAAP pre-tax income was 40.8% for the first quarter 2007 compared with 30.6% in the prior year period. The effective rate increased due to non-deductible unrealized losses on our Ask derivative liability compared with a gain in the prior year period, and due to stock-based compensation adjustments which lowered the prior year rate below statutory levels. Our first quarter 2007 effective rate was higher than the statutory rate principally due to state income taxes, interest accruals related to uncertain tax positions and non-deductible losses related to Ask.

•	The effective tax rate on pre-tax adjusted income was 38.7% for the first quarter 2007 compared with 37.6% in the prior year period. The effective tax rate increased due to increased state income taxes and foreign tax adjustments. Our first quarter 2007 rate was higher than the statutory rate principally due to state taxes.

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•	Cash paid for income taxes in the first quarter of 2007 was $3 million, a decrease of $28 million compared with the prior year period primarily due to a need to make prior year tax payments in first quarter 2006 that did not occur in first quarter 2007. We anticipate tax-related payments for full-year 2007 will increase compared with 2006 as we utilized substantially all of our net operating loss carry-forwards during 2006 and are now a full cash taxpayer.
Foreign Exchange
•	As Expedia, Inc.’s reporting currency is the U.S. Dollar (“USD”), reported financial results are affected by the strength or weakness of the USD in comparison to the functional currencies of our international operations. Management believes investors may find it useful to assess our growth rates with and without the impact of foreign exchange.

•	The estimated impact of foreign exchange on worldwide and Europe growth rates for the past five quarters for gross bookings and for the first quarter for revenue is as follows:

	Worldwide			Europe
		Y/Y growth	Impact on Y/Y		Y/Y growth	Impact on Y/Y
		rates excluding	growth rates		rates excluding	growth rates
		foreign	from foreign		foreign	from foreign
	Y/Y growth	exchange	exchange	Y/Y growth	exchange	exchange
Three months ended	rates	movements	movements	rates	movements	movements
Gross Bookings:
March 31, 2007	7.9%	5.8%	2.1%	32.3%	22.3%	10.0%
December 31, 2006	8.6%	6.6%	2.0%	32.8%	23.4%	9.4%
September 30, 2006	8.2%	6.7%	1.5%	23.0%	17.6%	5.4%
June 30, 2006	10.5%	9.9%	0.6%	12.3%	12.0%	0.3%
March 31, 2006	13.8%	15.3%	-1.5%	12.7%	20.7%	-8.0%

Revenue:
March 31, 2007	11.5%	9.4%	2.1%	29.0%	20.4%	8.6%
•	The negative impact of foreign exchange on our cash balances denominated in foreign currency was less than $1 million in the first quarter of 2007, and is included in “effect of exchange rate changes on cash and cash equivalents” on our statements of cash flows. This amount reflects a net decrease of $3 million as compared to the prior year period primarily due to a loss on the conversion of foreign currencies in the first quarter of 2007 as compared to a gain in the prior year period.
Acquisitions & Long-Term Investments
•	During the first quarter we had acquisitions of travel information-related companies and assets totaling $41 million, of which $40 million was paid in cash. We recorded goodwill of $18 million and intangible assets of $16 million as a result of these acquisitions. We are obligated for additional purchase amounts in 2008 and 2009 based on an acquired company’s performance in 2007 and 2008.

•	Acquisitions completed subsequent to March 31, 2006 increased worldwide gross bookings growth by 0.1% and increased worldwide revenue growth by 1.2%, and were primarily related to acquired media content businesses.

•	Long-term investments and other assets increased $27 million from December 31, 2006 primarily due to our March 2007 investment in CruiseShipCenters International, Inc. (“CSC”), a cruise vacation specialist company in which we acquired a 50% interest for $26 million in cash.
Balance Sheet Notes
Cash, Cash Equivalents and Restricted Cash
•	Cash, cash equivalents and restricted cash totaled $657 million at March 31, 2007. This amount includes $20 million in restricted cash and equivalents related to merchant air revenue transactions.

•	The $207 million decrease in cash, cash equivalents and restricted cash for the three months ended March 31, 2007 principally relates to $666 million in treasury stock activity primarily related to our 30 million share repurchase completed in January 2007 and $68 million in acquisitions, long-term investments and deposits, partially offset by a $443 million increase in cash from net changes in operating assets and liabilities and $104 million in OIBA.

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Accounts and Notes Receivable
•	Accounts receivable include credit card receivables generally due within two to three days from credit card agencies, receivables from agency transactions generally due within 30 days after booking, and receivables from global distribution partners generally due within 60 to 120 days after booking.

•	Accounts and notes receivable increased $78 million due in part to a seasonal increase in merchant air bookings and increased receivables related to our advertising businesses, including receivables from recently acquired companies.
Prepaid Merchant Booking, Prepaid Expenses and Other Current Assets
•	Prepaid merchant bookings primarily relate to our merchant air business and reflect prepayments to our airline partners for their portion of the gross booking, prior to the travelers’ dates of travel. The $50 million increase in prepaid merchant bookings from December 31, 2006 is primarily due to a seasonal increase in merchant air ticket volumes.

•	Prepaid expenses and other current assets are primarily composed of prepaid marketing, prepaid merchant fees, prepaid license and maintenance agreements and prepaid insurance.
Long-Term Investments and Other Assets
•	Long-term investments and other assets include transportation equipment, collateral deposits related to our cross-currency swap agreements, equity investments and capitalized debt issuance costs.
Goodwill and Intangible Assets, Net
•	Goodwill and intangible assets, net primarily relate to the acquisitions of Hotels.com, Expedia.com and Hotwire.

•	$867 million of intangible assets, net relates to intangible assets with indefinite lives, which are not amortized, and principally relate to trade names and trademarks acquired in various acquisitions.

•	$157 million of intangible assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to ten years. The majority of this amortization is not deductible for tax purposes.

•	Amortization expense related to definite lived intangibles was $21 million for the first quarter, compared with $30 million for the prior year period. The decrease was primarily due to the completed amortization of certain technology and supplier intangible assets over the past year. Assuming no impairments or acquisitions, we expect amortization expense for definite lived intangibles of $78 million in 2007 and $56 million in 2008.

•	Goodwill increased $31 million from December 31, 2006, primarily due to an acquisition completed in the first quarter and adjustments related to the adoption of FIN 48 which were allocated to acquired companies.
Accounts Payable, Other
•	Accounts payable, other primarily consists of payables related to the day-to-day operations of our business.

•	Accounts payable, other increased $36 million from December 31, 2006 primarily due to a seasonal increase in accrued marketing expenses related to marketing campaign launches for various points of sale in the first quarter.
Deferred Merchant Bookings and Accounts Payable, Merchant
•	Deferred merchant bookings consist of amounts received from travelers who have not yet traveled. The payment to suppliers related to these bookings is generally made within two weeks after booking for air travel and, for all other merchant bookings, after the customer’s use of services and subsequent billing from the supplier, which billing is reflected as accounts payable, merchant on our consolidated balance sheets. Therefore, especially for merchant hotel, there is a significant period of time from the receipt of cash from our travelers to supplier payment.

•	As long as the merchant hotel business continues to grow and our business model does not change, we expect that changes in working capital will continue to be positive. If this business declines or if the model changes, it would negatively affect our working capital.

•	Deferred merchant bookings generally mirror the seasonality pattern of our gross bookings.

•	For the three months ended March 31, 2007, the change in deferred merchant bookings and accounts payable, merchant contributed $536 million to net cash flow provided by operating activities.

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Borrowings
•	Expedia, Inc. maintains a $1 billion five-year unsecured revolving credit facility that bears interest based on our financial leverage, currently priced at LIBOR+0.50%. As of March 31, 2007 we had no borrowings outstanding and were in compliance with our leverage and net worth covenants under the credit facility. Outstanding letters of credit of $50 million reduced available borrowing capacity under the facility to $950 million as of March 31, 2007.

•	In January 2007 we completed a modified “Dutch auction” tender offer, purchasing 30 million common shares of Expedia, Inc. at a total cost of $660 million, excluding transaction fees and expenses. We borrowed $150 million against the credit facility to finance a portion of the repurchase, which was fully repaid during the first quarter.

•	Long-term debt relates to $500 million in registered 7.456% Senior Notes (the “Notes”) due 2018, which were issued in August 2006. The Notes are repayable in whole or in part on August 15, 2013 at the option of the note holders. We may redeem the Notes at any time at our option.

•	Semi-annual interest expense related to the Notes is $19 million, paid on February 15 and August 15 of each year. Accrued interest related to the notes was $5 million at March 31, 2007 and $13 million at December 31, 2006. Such amounts are classified as “other current liabilities” on our consolidated balance sheets.
Other Current Liabilities
•	Other current liabilities principally relate to accruals for cost of service related to our call center and internet services, accruals for service, bonus, salary and wage liabilities, a reserve for occupancy taxes, accrued interest on our Notes, as well as $30 million related to our tax sharing agreement with Microsoft, which we expect to pay in the fourth quarter of 2007.

•	Other current liabilities decreased $14 million from December 31, 2006 primarily due to the payment of employee incentive compensation and accrued interest on our Notes during the first quarter.
Derivative Liabilities
•	In connection with IAC’s acquisition of Ask, we issued 4.3 million shares of Expedia, Inc. common stock into an escrow account, which shares (or cash in equal value) were due to holders of Ask convertible notes upon conversion. These shares have been included in diluted shares from the date of Spin-Off.

•	During the first quarter of 2007 notes were converted for 0.2 million shares, which when combined with prior conversions of 3.5 million shares, leaves 0.6 million shares of Expedia common stock (or cash in equal value) due to Ask note holders upon conversion. The Ask notes are due June 1, 2008; upon maturity our obligation to satisfy demands for conversion ceases.

•	The estimated fair value of the Ask notes at March 31, 2007 was $12 million, and is recorded as a derivative liability on our consolidated balance sheets. The derivative liability amount, if any, will appear as a current liability beginning with our second quarter ended June 30, 2007.

•	For the first quarter we recorded a net unrealized loss of $1 million related to the Ask notes due to the increase in our share price at the end of the first quarter 2007 compared with the end of 2006. This loss is reflected as an increase in derivative liabilities, is recorded in “other, net” on our consolidated statements of income and is excluded from both our OIBA and adjusted net income calculations.

•	We anticipate recording a quarterly unrealized gain or loss in future quarters related to any remaining liability as we adjust the fair value for changes in our stock price, as measured at subsequent quarter-ends compared with the prior quarter-end.

•	The remaining $14 million of derivative liabilities at March 31, 2007 primarily relates to cross-currency swaps, which increased $1 million from December 31, 2006 due to the weakening of the USD compared with the Euro and rising interest rates.
Other Long-Term Liabilities
•	Other long-term liabilities include $65 million in uncertain tax positions recorded under FIN 48. Prior to our adoption of FIN 48 on January 1, 2007 these amounts were classified as “income taxes payable” in current liabilities on our consolidated balance sheets.

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Minority Interest
•	Minority interest primarily relates to the minority ownership position in eLong, results for which are consolidated for all periods presented.
Purchase Obligations and Contractual Commitments
•	At March 31, 2007 we have agreements with certain vendors under which we have future minimum obligations of $28 million for the remainder of 2007, $9 million in 2008 and $8 million in 2009. These minimum obligations for customer loyalty, software, telecom and other support services are less than our projected use for those periods, and we expect payment to be more than the minimum obligations based on our actual use. In addition, if certain obligations are met by our counterparties, our obligations will increase. These obligations are not reflected on our consolidated balance sheets herein.

•	In conjunction with our acquisition of CSC we extended a $10 million secured revolving operating line of credit and a credit facility for up to $20 million. Both the line of credit and credit facility bear interest at Prime+0.50%. Beginning at the end of 2008, any amounts due under the credit facility are convertible at our option to shares in the company at a 20% premium to recent fair market value. No amounts were drawn on the line of credit or credit facility as of March 31, 2007.
Common Stock
•	In August 2006 our Board of Directors authorized the repurchase of up to 20 million common shares. There is no fixed termination date for the authorization, and as of the date of this release we have not repurchased any shares under this authorization.

•	In January 2007 Expedia completed a self-tender offer, purchasing 30 million shares of its common stock at a purchase price of $22.00 per share at a total cost of $660 million, excluding transaction costs.
Class B Common Stock
•	There are approximately 26 million shares of Expedia Class B common stock outstanding, owned by Liberty Media Corporation and its subsidiaries (“Liberty”). Class B shares are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.

•	Through the common stock our Chairman and Senior Executive, Barry Diller, owns directly, as well as the common stock and Class B stock for which he has been assigned an irrevocable proxy by Liberty, Mr. Diller had a controlling 58% voting interest in Expedia, Inc. as of April 20, 2007.
Warrants
•	As of March 31, 2007 we had 58.5 million warrants outstanding, which, if exercised in full, would entitle holders to acquire 34.6 million common shares of Expedia, Inc. for an aggregate purchase price of approximately $774 million (representing an average of $22 per Expedia, Inc. common share).

•	32.2 million of these warrants are privately held and expire in 2012, and 26.0 million warrants are publicly-traded and expire in 2009. There are 0.3 million miscellaneous warrants outstanding.
Stock-Based Awards
•	At March 31, 2007 we had stock-based awards outstanding, representing 31 million common shares, consisting of stock options to purchase 22 million common shares with a $16.65 weighted average exercise price and weighted average remaining life of 3.1 years, and 9 million RSUs.

•	Annual employee RSU grants typically occur during the first quarter of each year. During first quarter 2007 we granted 3.1 million RSUs. Net of cancellations, expirations and forfeitures occurring during the quarter, RSUs increased by 2.4 million.

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Basic, Fully Diluted and Adjusted Diluted Shares
•	Weighted average basic, fully diluted and adjusted diluted share counts are as follows (in 000’s; some numbers may not add due to rounding):

	3 Months Ended	3 Months Ended	3 Months Ended
Shares	3.31.07	12.31.06	3.31.06

Basic shares	307,828	330,294	345,777

Options	8,301	7,339	9,956
Warrants	4,998	3,756	5,167
Derivative liabilities	608	867	2,017
RSUs	2,013	1,323	1,349
Other	—	7	903

Fully diluted shares	323,749	343,586	365,168
RSUs, Adjusted Income method	5,964	5,849	5,054

Adjusted diluted shares	329,712	349,435	370,222

•	Basic, fully diluted and adjusted diluted shares decreased from December 31, 2006 primarily due to the completion of our tender offer for 30 million common shares, completed in January 2007.

•	Basic, fully diluted and adjusted diluted shares decreased from March 31, 2006 primarily due to the completion of our tender offer for 30 million common shares, completed in January 2007 and our repurchase of 20 million common shares in open market purchases, completed in July 2006. These repurchases were partially offset by the issuance of common shares related to option exercises and vested RSUs.

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Expedia, Inc.
Operational Metrics — First Quarter 2007
(All figures in millions)
•	The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, these metrics are subject to removal and/or change, and such changes could be material.

•	Metrics, with the exception of revenue and OIBA items, include 100% of the results of an unconsolidated joint-venture of which we own approximately 49.9%.

•	100% of TripAdvisor revenue is included in our “North America” segment.

•	We have not reported segment Revenue and OIBA for 2005 periods as it is not practicable to do so.

•	“Expedia” gross bookings constitute bookings from all Expedia-branded properties, including our international sites and our worldwide ECT businesses. “Other” gross bookings constitute bookings from all brands other than Expedia and Hotels.com.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2005				2006				2007	Y/Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Growth
Gross Bookings by Segment
North America	$3,193	$3,204	$3,044	$2,624	$3,522	$3,445	$3,104	$2,666	$3,559	1%
Europe	692	669	644	510	780	752	792	677	1,032	32%
Other	201	260	249	262	347	368	365	344	425	23%

Total	$4,086	$4,133	$3,938	$3,395	$4,648	$4,565	$4,261	$3,687	$5,016	8%

Revenue by Segment
North America	N/A	N/A	N/A	N/A	$382	$456	$450	$379	$406	6%
Europe	N/A	N/A	N/A	N/A	85	112	134	121	110	29%
Other	N/A	N/A	N/A	N/A	27	30	30	32	34	28%

Total	N/A	N/A	N/A	N/A	$494	$598	$614	$531	$551	11%

OIBA by Segment
North America	N/A	N/A	N/A	N/A	$147	$212	$204	$172	$164	11%
Europe	N/A	N/A	N/A	N/A	15	40	48	55	26	67%
Other	N/A	N/A	N/A	N/A	(74)	(68)	(72)	(81)	(85)	-15%

Total	N/A	N/A	N/A	N/A	$89	$184	$180	$146	$104	18%

Gross Bookings by Brand
Expedia	$3,252	$3,191	$3,048	$2,679	$3,680	$3,590	$3,343	$2,962	$4,013	9%
Hotels.com	483	497	502	407	582	621	600	456	612	5%
Other	352	445	387	309	386	354	318	268	392	1%

Total	$4,086	$4,133	$3,938	$3,395	$4,648	$4,565	$4,261	$3,687	$5,016	8%

Gross Bookings by Agency/Merchant
Agency	$2,364	$2,396	$2,276	$2,068	$2,695	$2,728	$2,473	$2,253	$2,910	8%
Merchant	1,722	1,737	1,662	1,327	1,953	1,837	1,788	1,433	2,106	8%

Total	$4,086	$4,133	$3,938	$3,395	$4,648	$4,565	$4,261	$3,687	$5,016	8%

Packages Revenue	$114	$124	$128	$106	$114	$131	$125	$107	$111	-2%

Net Advertising Revenue	$16	$17	$19	$19	$21	$22	$25	$27	$37	77%

Number of Transactions *	9.6	10.1	10.3	8.7	10.5	10.6	10.4	8.9	11.0	5%

Merchant Hotel *
Room Nights	7.6	9.0	10.0	8.1	8.1	10.1	11.1	8.7	8.4	3%
Room Night Growth	10%	8%	9%	10%	7%	13%	11%	8%	3%	—
ADR Growth	3%	6%	10%	6%	3%	7%	4%	8%	9%	—
Revenue per Night Growth	-3%	3%	5%	-1%	-4%	4%	2%	7%	13%	—
Revenue Growth	6%	11%	15%	9%	3%	17%	14%	15%	17%	—

Air
Tickets Sold Growth	25%	22%	14%	8%	3%	-4%	-6%	1%	5%	—
Revenue per Ticket Growth	-9%	-13%	-10%	-11%	-9%	-10%	-17%	-15%	-20%	—
Revenue Growth	14%	6%	3%	-4%	-7%	-13%	-23%	-14%	-16%	—
Airfare Growth	2%	6%	7%	7%	9%	13%	11%	4%	1%	—

*	2005 transactions and merchant hotel nights have been slightly revised to more accurately reflect room night transactions at Hotels.com, impacting 2005 and 2006 growth rates for transactions, merchant hotel room nights, room night growth, ADR growth and revenue per night growth. There was no impact on gross bookings or consolidated revenue as a result of these changes.

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Notes & Definitions:
Gross Bookings — Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally not reduced for cancellations and refunds.
Number of Transactions — Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.
Merchant Hotel Room Nights — Worldwide merchant hotel nights, net of cancellations. With the exception of Hotwire, which records room nights upon booking, nights are reported as stayed. This metric includes nights stayed on both a package and stand-alone basis.
North America — reflects results for travel products and services provided to customers in the United States, Canada, Mexico and Latin America. Includes 100% of TripAdvisor as it is managed in North America.
Europe — reflects results for travel products and services provided through localized Expedia websites in Denmark, France, Germany, Italy, the Netherlands, Norway, Spain, Sweden and the United Kingdom and localized versions of Hotels.com in various European countries.
Other — Includes Expedia Corporate Travel, Asia Pacific and unallocated corporate functions and expenses.
Definitions of Non-GAAP Measures
Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expense (non-GAAP selling and marketing, non-GAAP general and administrative and non-GAAP technology and content), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures.
Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) amortization of non-cash distribution and marketing expense, (2) stock-based compensation expense, (3) amortization of intangible assets and goodwill and/or intangible asset impairment, if applicable and (4) certain one-time items, if applicable. OIBA represents the combined operating results of Expedia, Inc.’s businesses, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of other non-cash expenses that may not be indicative of our core business operations. Management believes this measure is useful to investors because it corresponds more closely to the cash operating income generated from our core operations by excluding significant non-cash operating expenses, it aids in forecasting and analyzing future operating income as stock-based compensation, amortization of intangibles (assuming no subsequent acquisitions), and non-cash distribution and marketing expenses have declined and are likely to decline going forward and because it provides greater insight into management decision making at Expedia, Inc. as OIBA is our primary internal metric for evaluating the performance of our businesses. OIBA has certain limitations in that it does not take into account the impact of certain expenses to Expedia, Inc.’s statements of income, including stock-based compensation, non-cash payments to partners, acquisition-related accounting and certain one-time items, if applicable. Due to the high variability and difficulty in predicting certain items that affect net income, such as tax rates, stock price and interest rates, Expedia, Inc. is unable to provide a reconciliation to net income on a forward-looking basis without unreasonable efforts.
Adjusted Net Income generally captures all items on the statements of income that have been, or ultimately will be, settled in cash and is defined as net income available to stockholders plus net of tax (1) amortization of non-cash distribution and marketing expense, (2) stock-based compensation expense, (3) amortization of intangible assets and goodwill and/or intangible impairment, if applicable, (4) one-time items, (5) mark to market gains and losses on derivative liabilities, (6) discontinued operations and (7) the minority interest impact of the aforementioned adjustment items. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses and items not directly tied to the core operations of our businesses.

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Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income and net income per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of income.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under FAS 123(R). Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. These expenses are also likely to decline in the near future as we no longer award options as our primary form of equity compensation. In addition, due to historical accounting charges and credits related to our spin-off, changes in forfeiture estimates and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting FAS 123(R), management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Income for stock-based compensation by line item.

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Tabular Reconciliations for Non-GAAP Measures
Operating Income Before Amortization

	Three months ended
	March 31,
	2007	2006
	(in thousands)
OIBA	$104,390	$88,540
Amortization of intangible assets	(21,196)	(30,171)
Stock-based compensation	(15,860)	(23,887)
Amortization of non-cash distribution and marketing	—	(8,240)

Operating income	67,334	26,242

Interest income (expense), net	(3,907)	1,703
Other, net	(5,495)	3,657
Provision for income taxes	(23,612)	(9,658)
Minority interest in loss of consolidated subsidiaries, net	456	1,391

Net income	$34,776	$23,335

Adjusted Net Income & Adjusted EPS

	Three months ended
	March 31,
	2007	2006
	(in thousands, except per share data)

Net income	$34,776	$23,335
Amortization of intangible assets	21,196	30,171
Stock-based compensation	15,860	23,887
Amortization of non-cash distribution and marketing	—	8,240
Unrealized loss (gain) on derivative instruments, net	1,391	(4,300)
Minority interest	(208)	(321)
Provision for income taxes	(13,714)	(23,995)

Adjusted net income	$59,301	$57,017

GAAP diluted weighted average shares outstanding	323,749	365,168
Additional restricted stock units	5,964	5,054

Adjusted weighted average shares outstanding	329,713	370,222

Diluted earnings per share	$0.11	$0.06

Adjusted earnings per share	$0.18	$0.15

Free Cash Flow

	Three months ended
	March 31,
	2007	2006
	(in thousands)
Net cash provided by operating activities	$538,056	$451,927
Less: capital expenditures	(18,332)	(13,038)

Free cash flow	$519,724	$438,889

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Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended
	March 31,
	2007	2006
	(in thousands)
Cost of revenue	$121,298	$119,314
Less: stock-based compensation	(883)	(3,225)

Cost of revenue excluding stock-based compensation	$120,415	$116,089

Selling and marketing expense	$222,268	$201,026
Less: stock-based compensation	(3,235)	(5,251)

Selling and marketing expense excluding stock-based compensation	$219,033	$195,775

General and administrative expense	$76,163	$73,361
Less: stock-based compensation	(7,669)	(9,687)

General and administrative expense excluding stock-based compensation	$68,494	$63,674

Technology and content expense	$42,252	$35,544
Less: stock-based compensation	(4,073)	(5,724)

Technology and content expense excluding stock-based compensation	$38,179	$29,820
Conference Call
Expedia, Inc. will audiocast a conference call to discuss first quarter 2007 financial results and certain forward-looking information on Tuesday, May 8, 2007 at 8:00 a.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of May 8, 2007 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income, earnings per share and other measures of results of operation and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: changes in Expedia, Inc.’s relationships and contractual agreements with travel suppliers or GDS partners, our ability to effectively update, automate and integrate disparate financial and accounting systems and approaches among its brands and businesses; the accuracy, integrity, security and redundancy of systems, including financial and accounting systems, and networks of Expedia, Inc.; reliance on newly implemented systems supporting our financial planning and projections; adverse changes in senior management; the rate of growth of the internet and online travel; our inability to recognize the benefits of our investment in technologies; changes in the competitive environment, the e-commerce industry and broadband access; declines or disruptions in the travel industry (including those caused by decreased consumer and business spending, adverse weather, bankruptcies, health risks, war, terrorism and/or general economic downturns); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Asia; fluctuations in foreign exchange rates; changing laws, rules and regulations and legal uncertainties relating to our business; Expedia, Inc.’s ability to expand successfully in international markets; possible charges resulting from, among other events, integration and process review activities, platform migration and shared services efforts; failure to realize cost efficiencies; the successful completion of any future corporate transactions or acquisitions; and the integration of current and acquired businesses; and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s annual report on Form 10-K for the year ended December 31, 2006.

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Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.
About Expedia, Inc.
Expedia, Inc. is the world’s leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book and experience travel. Expedia, Inc. also provides wholesale travel to offline retail travel agents. Expedia, Inc.’s portfolio of brands include: Expedia.com®, hotels.com®, Hotwire®, Expedia® Corporate Travel, TripAdvisor® and Classic Vacations®. Expedia, Inc.’s companies also operate internationally with sites in Australia, Canada, Denmark, France, Germany, Italy, Japan, the Netherlands, Norway, Spain, Sweden, the United Kingdom and China, through its investment in eLong™. For more information, visit http://www.expediainc.com (NASDAQ: EXPE).
Expedia, Expedia.com, WWTE® and the Airplane logo are either registered trademarks or trademarks of Expedia, Inc. in the U.S. and/or other countries. Classic Vacations and the Bird of Paradise logo are either registered trademarks or trademarks of Classic Vacations, LLC in the U.S. and/or other countries. hotels.com, the hotels.com logo and We Know Hotels Inside And Out are either registered trademarks or trademarks in the U.S. and/or other countries of Hotels.com, L.P., a subsidiary of Hotels.com. Hotwire, Hotwire.com and Travel Ticker are either registered trademarks or trademarks of Hotwire, Inc. in the U.S. and/or other countries. eLong and the eLong logo are either registered trademarks or trademarks of eLong, Inc. in the U.S. and/or other countries. TripAdvisor, the Owl Logo and Get The Truth. Then Go. are either registered trademarks or trademarks in the U.S. and/or other countries of TripAdvisor LLC. Other logos and product or company names mentioned herein may be the property of their respective owners.

Contacts
Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com
© 2007 Expedia, Inc. All rights reserved. CST 2029030-40.

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